Exhibit 23.2

to Registration Statement

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-100480) and related Prospectus of CenturyTel, Inc. for the registration of $500,000,000 7.875% Senior Notes, Series L, due 2012 and to the incorporation by reference therein of our report dated April 24, 2002 (except for Note 1, as to which the date is July 1, 2002) with respect to the special purpose financial statements of Verizon’s Alabama Operations for the year ended December 31, 2001 and our report dated April 24, 2002 (except for Note 1, as to which the date is August 31, 2002), with respect to the special purpose financial statements of Verizon’s Missouri Operations for the year ended December 31, 2001 included in the Current Reports on Form 8-K of CenturyTel, Inc. dated August 1, 2002 and August 31, 2002, respectively, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 16, 2003